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                              UNITED STATES                                               OMB APPROVAL
                   SECURITIES AND EXCHANGE COMMISSION                      OMB Number:                      3235-0058
                         Washington, D.C. 20549                            Expires:                  January 31, 2002
                                                                           Estimated average burden
                               FORM 12b-25                                 hours per response                    2.50
                                                                           -------------------------------------------
                                                                                        SEC FILE NUMBER
                       NOTIFICATION OF LATE FILING
                                                                                           333-60203
                                                                           -------------------------------------------
                                                                                          CUSIP NUMBER
(CHECK ONE): [ ] FORM 10-K [ ] FORM 20-F [X] FORM 11-K [ ] FORM 10-Q                            N/A
                                [ ] FORM N-SAR
                                                                           -------------------------------------------
         For the Period Ended:      December 31, 2000
                              --------------------------------
         [   ] Transition Report on Form 10-K
         [   ] Transition Report on Form 20-F
         [   ] Transition Report on Form 11-K
         [   ] Transition Report on Form 10-Q
         [   ] Transition Report on Form N-SAR
         For the Transition Period Ended:
                                         ---------------------------------------
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    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________________________

PART I - REGISTRANT INFORMATION

Abercrombie & Fitch Co. Savings and Retirement Plan
________________________________________________________________________________
Full Name of Registrant

________________________________________________________________________________
Former Name if Applicable

6301 Fitch Path
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

New Albany, Ohio  43054
________________________________________________________________________________
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (check box if appropriate)

             (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
             (b)    The subject annual report, semi-annual report or transition
    [X] report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
             (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
________________________________________________________________________________
Please see Attachment Sheet for Part III
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________________________________________________________________________________

________________________________________________________________________________

                                               POTENTIAL PERSONS WHO ARE TO
          (ATTACH EXTRA SHEETS IF NEEDED)      RESPOND TO THE COLLECTION OF
                                               INFORMATION CONTAINED IN THIS
                                               FORM ARE NOT REQUIRED TO RESPOND
                                               UNLESS THE FORM DISPLAYS A
                                               CURRENTLY VALID OMB CONTROL
                                               NUMBER.




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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Michael J. Stevenson              614                  283-6672
      ---------------------------    ------------------    ---------------------
                 (Name)                 (Area Code)         (Telephone Number)

(2)   Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
      If answer is no, identify report(s).                       [X] Yes [ ] No

________________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof?                                                   [ ] Yes [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


________________________________________________________________________________



               ABERCROMBIE & FITCH CO. SAVINGS AND RETIREMENT PLAN
          -------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  July 2, 2001            By:   /s/ Seth R. Johnson
     -----------------            ----------------------------------------------

                               Printed Name:  Seth R. Johnson
                                            ------------------------------------

                               Title:  Chairman of the Benefits Administrative
                                     -------------------------------------------
                                        Committee
                                      ------------------------------------------












                                      -2-


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                 Attachment Sheet for Part III of Form 12b-25 of
               Abercrombie & Fitch Co. Savings and Retirement Plan
               ---------------------------------------------------


Abercrombie & Fitch Co. ("ANF"), the sponsor of the Abercrombie & Fitch Co. Savings and Retirement Plan (the "Plan"), began the implementation of a new payroll accounting system in October of 2000. In the course of compiling various account information in respect of Plan participants for purposes of preparing the Plan's 2000 fiscal year end reports and financial statements, ANF discovered that in the process of converting to the new payroll accounting system, inaccurate participant account information had been compiled. Such inaccuracies have been discovered in both the files compiled by ANF's internal staff and the files compiled by third party administrators interfacing with the new payroll accounting system. The nature and extent of the inaccuracies has necessitated manual validation of the account information for all of the participants and former participants in the Plan before the preparation of the Plan's 2000 fiscal year end financial statements can be completed.